UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Barclays Global Investors Funds

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BARCLAYS

GLOBAL INVESTORS

FUNDS

Dear Barclays Global Investors Funds Shareholder,

The Barclays Global Investors Funds recently contacted you regarding a Special Meeting of Shareholders (the “Meeting”) on November 20, 2009 to approve a new investment advisory agreement for each Barclays Global Investors Fund. We have not yet received your vote and there is less than one week to the Meeting.

Due to a lack of sufficient shareholder participation, the Meeting may have to be adjourned. Shareholder action is required to approve a new investment advisory agreement for each Barclays Global Investors Fund to ensure that each fund continues to operate without interruption. We urge you to vote as soon as possible in order for your Barclays Global Investors Fund to obtain a sufficient number of votes to hold the Meeting and consider the proposals.

If we do not have a sufficient number of votes to hold the Meeting or approve the proposals, we will adjourn the Meeting and the Board of Trustees of the Barclays Global Investors Funds may have to take additional actions with regard to your Barclays Global Investors Fund, including closing and liquidating such fund.

The Board of Trustees of the Barclays Global Investors Funds unanimously recommends that shareholders vote “FOR” all proposals. Glass-Lewis & Co., an independent proxy advisory firm, believes that the new investment advisory agreement is in the best interests of shareholders, and recommends that shareholders vote “FOR” all proposals.

To vote your shares, please contact our proxy solicitor, Broadridge Financial Solutions, Inc., at 1-866-586-0512. Representatives are available Monday through Friday 9:30 AM to 12:00 Midnight (EST), and Saturday from 10:00 AM to 9:00 PM (EST). You may also vote by automated telephone and internet, as further detailed on the enclosed proxy card.

On behalf of the Board of Trustees of the Barclays Global Investors Funds, please accept my thanks for your participation in this important matter.

Sincerely,

H. Michael Williams

President

Barclays Global Investors Funds